Exhibit 99.1
For information please contact:
Michael Garone — Interim CEO and CFO
973-532-8005 or mgarone@emisphere.com
Karen Kelsch — Assistant Manager Communications
973-532-8101 or kkelsch@emisphere.com
EMISPHERE RECEIVES NOTICE OF RESULTS FROM COLLABORATOR’S PROOF OF
CONCEPT STUDY FOR ORAL PTH FOR THE TREATMENT OF POSTMENOPAUSAL
OSTEOPOROSIS
CEDAR KNOLLS, NJ, June 17, 2011 — Emisphere Technologies, Inc. (OTC QB: EMIS) announced today that Novartis informed Emisphere of the results of its recently completed Proof of Concept study for an oral PTH1-34 using Emisphere’s Eligen® Technology in post-menopausal women with osteoporosis or osteopenia. Novartis informed Emisphere that, although the study confirmed that oral PTH1-34 was both safe and well-tolerated, several clinical endpoints were not met. Based on the data analyzed, Novartis has terminated the study and anticipates no further work on the oral formulation of PTH1-34.
Michael R. Garone, Emisphere’s Interim Chief Executive and Chief Financial Officer commented: “While Novartis’ decision not to continue developing oral PTH1-34 is disappointing, we are confident in the Eligen® Technology and Novartis’ Phase III clinical trials of an oral formulation of salmon calcitonin for the treatment of osteoporosis and osteoarthritis are continuing. In its media release for the year end, 2010, Novartis disclosed that it expects the results of these Phase III trials later this year.”
About Emisphere Technologies, Inc.
Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of pharmaceutical compounds, medical foods and dietary supplements using its Eligen®Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The company’s website is: www.emisphere.com.

Emisphere Technologies

Safe Harbor Statement Regarding Forward-looking Statements
The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates, the sufficiency of Emisphere’s cash and other capital resources and its ability to obtain additional financing to meet its capital needs) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (file no. 000-17758) filed on March 31, 2011 and Emisphere’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 10, 2011.
# # #